Exhibit (a)(5)(iii)

Mangrove Announces Increase of Purchase Price and Extension of Expiration Date of Tender Offer of Asta Funding, Inc.

Mangrove Waives Condition to Tender Offer

NEW YORK, April 15, 2016 — Mangrove Partners (“Mangrove”) today announced that it has increased the offering price of its previously announced tender offer of 3,000,000 shares of Asta Funding, Inc. (ASTA) from $9.00 to $9.50, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in Mangrove’s original offer to purchase filed with the SEC on March 22, 2016, and a supplement to the original offer to purchase and the related amended letter of transmittal, each to be filed with the SEC today. In connection with the increased purchase price, Mangrove has extended the expiration of the tender offer to 5:00 p.m. New York City time on Monday, May 9, 2016. The tender offer was originally scheduled to expire at 12:00 midnight, New York City time, on April 18, 2016.

The depositary for the tender offer has advised that, as of the close of business on April 13, 2016, a total of approximately 1,060 shares of ASTA Funding’s common stock, had been validly tendered into, and not properly withdrawn from, the tender offer.

In addition, Mangrove previously announced that it added the following condition to its tender offer:

“The terms and conditions of ASTA Funding’s “Dutch Auction” tender offer must be acceptable to Mangrove.”

Mangrove, after reviewing ASTA Funding’s Offer to Purchase and related documents, has decided to waive this condition, but has determined to add the following condition to its tender offer:

“The Company shall not have increased either or both of the minimum or maximum purchase price in its “Dutch Auction” Self Tender Offer, the Company shall not have extended the expiration date of its “Dutch Auction” Self Tender Offer or it has not cancelled its “Dutch Auction” Self Tender Offer.”

Important Information about the Tender Offer

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR PURCHASE, OR THE SOLICITATION OF TENDERS WITH RESPECT TO THE SHARES OF ASTA FUNDING. NO OFFER, SOLICITATION, PURCHASE OR SALE WILL BE MADE IN ANY JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION, PURCHASE OR SALE WOULD BE UNLAWFUL. THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE WILL BE MADE SOLELY PURSUANT TO THE OFFER TO PURCHASE, AMENDED LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE PREVIOUSLY FILED OFFERING DOCUMENTS AND TO CONSULT THEIR INVESTMENT AND TAX ADVISORS BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES. SHAREHOLDERS MAY OBTAIN FREE COPIES OF THE ORIGINAL OFFER TO PURCHASE, THE SUPPLEMENT, THE AMENDED LETTER OF TRANSMITTAL AND OTHER RELATED MATERIALS AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE ORIGINAL OFFER TO PURCHASE, THE SUPPLEMENT, THE AMENDED LETTER OF TRANSMITTAL AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE OFFER, MORROW & CO., LLC AT (800) 662-5200 (TOLL-FREE) OR BY EMAIL AT TENDERINFO@MORROWCO.COM.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding Mangrove’s offer to acquire shares of Common Stock of Asta. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of Mangrove and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the contemplated tender offer described in this press release, including the conditions to closing the tender offer may not be satisfied, uncertainties as to the amount of shares that will be tendered in the tender offer and Mangrove’s ownership interest in Asta following the tender offer, and the risk that the expected benefits to Mangrove from the tender offer may not be realized or maintained. Mangrove undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Mangrove Partners
Nathaniel August / Philip Lee 212-897-9535